Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

CONVERSION PRICE OF DUNE ENERGY, INC.’S 10% SENIOR

REDEEMABLE CONVERTIBLE PREFERRED STOCK RESET TO $1.75

PER SHARE

Houston, Texas, May 5, 2008

Dune Energy, Inc. (AMEX: DNE) announced today that the price at which its 10% Senior Redeemable Convertible Preferred Stock may be converted has been reset to $1.75 per share, effective as of May 1, 2008. Previously the conversion price was $3.00 per share. This one time adjustment was triggered because the volume weighted average price of Dune’s common stock for the 30 trading days up to and including April 30, 2008 was less than $2.50 per share. The document governing the Preferred Stock provided in such event for the conversion price to be adjusted to the higher of (A) $1.75 per share or (B) the volume weighted average price for the 30 trading days up to and including April 30, 2008 plus 10%. The volume weighted average price plus 10% was below $1.75 per share at the expiration of the 30-day period. In addition to the adjustment to the conversion price, the dividend rate on the Preferred Stock was increased from 10% to 12% per annum, effective as of May 1, 2008. As of March 31, 2008, there were 232,503 shares of Preferred Stock outstanding.

James A. Watt, President and Chief Executive Officer stated “Now that the Preferred Stock reset is behind us, we believe that our share price will ultimately reflect Dune’s true underlying value and strong operating results achieved over the past 12 months”.

Dune will announce its first quarter results after the market close on May 12, 2008, and will schedule its first quarterly teleconference for the following day. James A. Watt and Alan Gaines, Chairman, will discuss the first quarter results along with Dune’s plans for the remainder of 2008 and beyond.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB/A filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.